Exhibit 8.1

List of Subsidiaries and Consolidated Affiliate Entities

Outside PRC

Ascendium Group Limited (BVI)

Cyber Medical Networks Limited (Hong Kong)

Concord Medical Investment Management Limited (BVI)

China Medical Services Holdings Limited (Hong Kong)

Our Medical Services Ltd. (BVI)

King Cheers Holdings Limited (Hong Kong)

Medstar Overseas Limited (BVI)

CCM (Hong Kong) Medical Investments Limited (Hong Kong)

Global Medical Imaging (HongKong) Ltd.(Hong Kong)

Concord Hospital Management Group Ltd. (Hong Kong)

ZR Concord Healthcare Investment Fund SP (Cayman Islands)

Concord Medical Services (International) Pte. Ltd.(Singapore)

Concord Healthcare Singapore Pte. Ltd. (Singapore)

US Proton Therapy Holdings Ltd.(BVI)

US Proton Therapy Holdings Ltd. (United States)

PRC

Beijing Meizhong Jiahe Hospital Management Co., Ltd.

Beijing Yundu Internet Technology Co., Ltd.

Tianjin Concord Medical Technology Limited

Medstar (Shanghai) Leasing Co., Ltd.

Shenzhen Aohua Medical Technology Development Co., Ltd.

Guangzhou Concord Cancer Center Co., Ltd.

Guangzhou Jinkangshenyou Investment Co., Ltd.

Shenzhen Concord Medical Investment Limited

Shanghai Concord Cancer Center Co., Ltd.

Datong Meizhong Jiahe Cancer Center

Beijing Concord Medical Technology Co., Ltd.

Wuxi Concord Medical Development Ltd.

Shanghai Taifeng Medical Technology Ltd.

Taizhou Concord Leasing Co., Ltd.

Guofu Huimei (Tianjin) Investment Management Partnership Firm (LP)

Shanghai Meizhong Jiahe Cancer Center Co., Ltd.

Beijing Proton Medical Center Co., Ltd.

Beijing Century Friendship Science & Technology Development Co., Ltd.